UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

Pursuant to Sections 13 or 15(d) of the Securities and Exchange Act of 1934

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       Date of Report (Date of earliest event reported): October 19, 2001
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                          WAVERIDER COMMUNICATIONS INC.
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               (Exact name of registrant as specified in charter)


                                     NEVADA
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         (State or other jurisdiction of incorporation or organization)



               0-25680                                33-0264030
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      (Commission File Number)           (I.R.S. Employer Identification Number)



         255 Consumers Road, Suite 500, Toronto, Ontario, Canada M2J 1R4
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               (Address of principal executive offices) (Zip Code)



                                 (416) 502-3200
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              (Registrant's telephone number, including area code)



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          (Former name or former address, if changed since last report)

Item 5     Sale of Series "A" Promissory Notes

On October 19, 2001, WaveRider issued promissory notes in the aggregate principal amount of $834,500 and 1,794,175 common stock purchase warrants to the Company's senior management team, certain directors and significant accredited shareholders and received cash proceeds of $834,500. The notes bear an interest rate of 8%, compounded annually and are repayable on October 19, 2002. The investors will be paid a 15% premium upon repayment and have a general security interest over the Company's assets.

The warrants are exercisable at a price of $0.50 for a period of five years, have registration rights and, in addition to regular terms and conditions, have a special adjustment clause in the event of a consolidated or reverse split of the Company's common stock.

If, prior to maturity, the Company completes a financing with net proceeds of more than $5 million or enters into a business combination with another company such that the resulting entity will have more than $5 million in working capital the investors have the right to demand repayment or participation in the offering.

This financing represents the first component of the three part financing plan outlined by the Company on September 24, 2001 that included the $13 million effective shelf registration and the 14 million unit rights offering.

Exhibits

99.1     Subscription agreement

99.2     Terms of agreement

99.3     Purchaser's representations, warranties and covenants

99.4     Form of agreement appointing the agent

99.5     Series "A" promissory note

99.6     Form of warrant

Signatures:

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this current report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  October 24, 2001
                                      WaveRider Communications Inc.

                                      Per: /s/ D. Bruce Sinclair
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                                           D. Bruce Sinclair, President & CEO